ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Scott Francis (918) 251-9121	(212) 896-1250
grussell@kcsa.com

ADDvantage Technologies Acquires Triton Datacom; Expanding its Presence in the Network and Telecom Equipment Market
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BROKEN ARROW, Oklahoma, October 19, 2016 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) today announced that it has acquired the assets of Triton Miami, Inc. (D/B/A “Triton Datacom”), a leading provider of new and refurbished enterprise networking products, including desktop phones, enterprise switches and wireless routers.  This acquisition expands upon and further diversifies ADDvantage’s operations into the broader market for enterprise-class telecommunications and data networking equipment.

Triton, based in Miami, Florida, primarily sells products to brokers and end-users across the U.S. through a dedicated sales force and e-commerce program.  Triton maintains a broad inventory of products from various manufacturers, with a majority of its sales coming from Cisco and Polycom products.

“With a diverse customer base and broad line of product offerings, Triton has established a highly profitable business that generated approximately $2.1 million in EBITDA from $13.5 million in revenue over the past twelve months. We see many areas where our two businesses overlap or are complementary in nature, making this a highly attractive acquisition for ADDvantage,” commented David Humphrey, President and CEO of ADDvantage Technologies.

“We are excited to bring the Triton team aboard as we look to scale our presence in the enterprise telecom equipment market. Triton Datacom is particularly strong in the market for IP desktop phones, where it is one of a limited number of companies with the technical resources required to restore used phones to a “like new” condition. According to Frost & Sullivan Research, the market for new IP desktop phones grew by approximately 6% in 2015, and is expected to continue to grow over the next several years,” concluded Humphrey.

Ross Himber, founder and President of Triton stated, “We are excited to join the ADDvantage Technologies team as they have a solid reputation in the telecommunications industry and broad experience in the buying and selling of equipment in this industry.  By joining the ADDvantage team, Triton has the opportunity to further grow its business by leveraging the financial strength and experience of ADDvantage, while still maintaining the overall structure and core values that have made Triton successful.”

Under the terms of the acquisition, ADDvantage acquired the assets of Triton Datacom for $6.5 million in cash, $2.0 million of deferred payments over the next three years, and an earnout over the next three years. ADDvantage funded the acquisition largely through additional debt of $4.0 million payable over three years.  All members of the Triton management team are expected to stay with the company and remain in the same roles, as Triton will operate as a standalone subsidiary of ADDvantage. ADDvantage expects the acquisition of Triton to be immediately accretive to ADDvantage’s consolidated EBITDA.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Arizona, Tulsat-Nebraska, Tulsat-Tennessee, Tulsat-Texas, NCS Industries, ComTech Services and Nave Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.